Exhibit 99.1
Orion Energy Systems names Thomas Schueller to board of directors
Banking industry veteran brings valuable expertise to position
MANITOWOC, Wis. — Tuesday, May 4, 2010 — Orion Energy Systems Inc. (NYSE Amex: OESX) announced today that Thomas Schueller has been appointed to the energy management company’s board of directors.
Schueller joins Tom Quadracci, Rollie Stephenson, Mark Williamson and Mike Altschaefl as an independent, outside director on Orion’s board.
Schueller is a retired banking veteran that has amassed nearly 40 years of experience at all levels of the industry — from commercial banking officer to president. Most recently, Schueller served as chief credit officer and managing director of Lake Shore Wisconsin Corporation, a commercial banking enterprise headquartered in Sheboygan, Wis.
Prior to his position at Lake Shore Wisconsin Corporation, Schueller served as president and senior loan review officer of Community Bank and Trust of Sheboygan from 1990 to 2007. From 1970 to 1989, Schueller served in a variety of positions, including senior vice president and regional senior lender for Citizens Bank and Trust in Sheboygan.
Schueller also is a past chairman of the board loan committee and executive loan committees at Community Bank and Trust, as well as a member of the bank’s trust committee.
In addition to his professional career, Schueller serves on the Rotary Foundation Board of Directors; is a past board member of the YMCA, past president of its men’s service club; and a past committee member of the Sheboygan Chamber of Commerce.
“Tom has already made his mark through his successful professional career and civic involvement and now brings his expertise to our board,” said Orion Energy Systems’ Chairman and CEO Neal Verfuerth. “His strong financial background will be an invaluable asset as we continue to gain traction with our financing program.”
Orion has deployed its energy management systems in 5,374 facilities across North America, including 123 of the Fortune 500 companies. Since 2001, Orion technology has displaced more than 504 megawatts, saving customers more than $782 million and reducing indirect carbon dioxide emissions by 6.7 million tons.

Orion Energy Systems Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy-efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers without compromising their operations. For more information, visit www.oesx.com.
Media Contact
Linda Diedrich
Vice President Corporate Communications
(920) 482-1988
ljd@oes1.com
Investor Relations Contact
Scott Jensen
Chief Financial Officer
(920) 482-5454
sjensen@oriones.com